18 March 2003

HSBC Holdings plc
8 Canada Square
London E14 5HQ


Dear Sirs

Registration Statement on Form S-8

We are English solicitors to HSBC Holdings plc ("the Company"). This opinion is being furnished in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933 ("the Registration Statement") on or about 18 March 2003 related to the Company's Savings-Related Share Option Plan:
Overseas Section and the Company's Group Share Option Plan (together, the "Plans").

For the purpose of giving this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Memorandum and Articles of Association of the Company and such other documents as we have considered necessary or appropriate. We have assumed the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and that all relevant general meetings and Board and Committee meetings were properly convened and conducted and that the resolutions passed at those meetings were duly passed and have not been amended or rescinded and are in full force and effect.

Based upon, and subject to, the foregoing, we are of the opinion that:

1 The Company has been duly organised and is validly existing as a public company under the laws of England and Wales.

2 Subject to the shares to be issued upon the exercise of options or awards granted pursuant to the Plans being allotted and issued by valid resolutions of the Board of Directors of the Company or an appropriately constituted committee of the Board of Directors on terms that such shares are to be issued credited as fully paid, such shares will upon issue be duly authorised and validly issued and fully paid and no further contribution to the Company in respect thereof will be required from the registered holders thereof by virtue only of their being such holders under the laws of England and Wales.

This opinion relates solely to the laws of England and Wales as applied by the English Courts as at the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used within the United States Securities Act 1933 as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Norton Rose